PROSPECTUS SUPPLEMENT NO. 10	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated April 17, 2014	Registration No. 333-186039

PROSPECTUS

17,793,802 Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated April 17, 2014 (the “Prospectus”), relating to the offer and sale by the selling security holders identified in the Prospectus of up to 17,793,802 shares of common stock of Ireland Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on January 22, 2015.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated April 17, 2014. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated April 17, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement No. 10 is Dated January 22, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 23, 2014
Date of Report (Date of earliest event reported)

IRELAND INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50033	91-2147049
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

2360 West Horizon Ridge Parkway, Suite 100
Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 932-0353
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 23, 2014, Nanominerals Corp. paid to Ireland Inc. (the “Company”) the sum of $250,000. The amount received from Nanominerals was payment in consideration for the Company having allowed Nanominerals to use the onsite laboratory facilities located at the Company’s Columbus Project in Esmeralda County, Nevada for the two month period ended December 31st, 2014. During this period, Nanominerals was permitted to use the Company’s laboratory facilities, and the services of the Company’s on-site personnel, for Nanominerals’ own purposes, some of which was unrelated to the Company’s business.

Nanominerals is the beneficial owner of approximately 27% of the Company’s outstanding common stock. Nanominerals also acts as the Company’s lead consultant on technical exploration matters.

The above described arrangement between the Company and Nanominerals was made verbally and not in writing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRELAND INC.
Date: January 22, 2015
	By:	/s/ Douglas D.G. Birnie

		Name:	Douglas D.G. Birnie
		Title:	Chief Executive Officer and President